As filed with the U.S. Securities and Exchange Commission on August 1, 2025

Registration No. 333-281142

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-281142

UNDER THE SECURITIES ACT OF 1933

Endo LP

(Exact name of registrant as specified in its charter)

Delaware	30-1390281
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9 Great Valley Parkway,

Malvern, Pennsylvania 19355

(Address, including zip code, of registrant’s principal executive offices)

Endo, Inc. 2024 Stock Incentive Plan

(Full title of the plan)

c/o ELP 2025 GP Limited

9 Great Valley Parkway,

Malvern, Pennsylvania 19355

Telephone: +1 (484) 216-0000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Endo LP (formerly, Endo, Inc.) (the “Registrant”) is filing a post-effective amendment (“Post-Effective Amendment”) to the following registration statement on Form S-8 (the “Registration Statement”) to deregister any and all unsold securities as of the date hereof originally registered by the Registrant pursuant to its Registration Statement:

1.	Registration Statement No. 333-281142, filed with the Securities and Exchange Commission (the “Commission”) on July 31, 2024, with respect to (i) 3,600,000 shares of common stock, $0.001 par value per share (“Common Stock”), of the Registrant under the Endo, Inc. 2024 Stock Incentive Plan (the “Plan”) and (ii) an indeterminable number of additional shares of Common Stock that may become issuable under the Plan as a result of outstanding awards under the Plan being redeemed by, surrendered to or otherwise reacquired by the Registrant or are cancelled or expire unexercised.

On July 31, 2025, pursuant to the terms of the Transaction Agreement (the “Agreement”), dated as of March 13, 2025 (as amended on April 23, 2025), by and among the Registrant, Mallinckrodt plc, a public limited company incorporated in Ireland (“Mallinckrodt”), and Salvare Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Mallinckrodt (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with Registrant surviving the Merger as the surviving corporation and a wholly-owned subsidiary of Mallinckrodt.

In connection with the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. The Registrant hereby terminates the effectiveness of the Registration Statement and removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement that remained unsold as of the effectiveness of the Merger on July 31, 2025. The Registration Statement is hereby amended, as appropriate, to reflect the registration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia on this first day of August, 2025.

ENDO LP

By: ELP 2025 GP Limited
Its: General Partner

By:	/s/ Mark Tyndall
Name:	Mark Tyndall
Title:	Authorised Signatory

No other person is required to sign the Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.